UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 21, 2004
Date of Report (Date of earliest event reported)

Oakley, Inc.
(Exact name of registrant as specified in its charter)

Washington	001-13848	95-3194947
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Icon
Foothill Ranch, California 92610
(Address of principal executive offices) (Zip Code)

(949) 951-0991
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On October 21, 2004, Oakley, Inc. issued a press release announcing information regarding its financial results for the completed quarter ended September 30, 2004 and will hold a conference call at approximately 1:30 P.M., Pacific Time, on October 21, 2004. A copy of the press release is furnished as Exhibit 99.1 to this Current Report.

This information and the information contained in the press release shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report is not incorporated by reference into any filings of Oakley made under the Securities Act of 1933, as amended, whether made before or after the date of this Current Report, regardless of any general incorporation language in the filing unless specifically stated so therein.

Item 9.01. Financial Statements and Exhibits.

99.1 Press Release of Oakley, Inc. dated October 21, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2004	By: /s/ Thomas George Thomas George Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated October 21, 2004.

Exhibit 99.1

Oakley Announces Third Quarter Results

Reiterates Full Year Earnings Guidance Range

 Conference Call -- 4:30 p.m. EDT, Thursday, October 21, 2004 -- A
 simultaneous web cast for interested investors can be heard at
 Oakley's corporate web site: http://investor.oakley.com and will remain available through October 21, 2005. A telephonic replay of the call will be available from 8:00 p.m. EDT, Thursday, October
 21, through midnight October 28, 2004, and can be accessed from the United States and Canada at 800/642-1687, and from
 international locations at 706/645-9291; pass code: 1499150.

 Selected Third Quarter Highlights

 * Record newer category gross sales totaled $54.2 million
 * Net sales through Oakley-owned retail stores grew 25.6 percent and represented 12.7 percent of total net sales and 25.2 percent of U.S. net sales
 * Order backlog at quarter-end grew 49.0 percent to $83.6 million
 * Upcoming fourth quarter launch of Oakley Thump(tm) to contribute to anticipated achievement of full year sales and earnings guidance

FOOTHILL RANCH, Calif., Oct. 21, 2004 (PRIMEZONE) -- Oakley, Inc. (NYSE:OO) today announced results of its third quarter ended September 30, 2004.

Oakley's third quarter net sales increased 2.2 percent to $148.2 million, a third quarter record, compared with $145.0 million in the third quarter of 2003. Net income for the third quarter totaled $11.4 million, or $0.17 per diluted share, compared with $13.5 million, or $0.20 per diluted share, in the third quarter of 2003.

Oakley Chief Operating Officer Link Newcomb commented, "Oakley's third quarter results reflect continued progress on our product diversification and retail initiatives. Newer category sales increased 7.1 percent and grew to represent 35.2 percent of third quarter gross sales. Sales through Oakley-owned retail stores contributed 12.7 percent of third quarter net sales as modest positive comparable store sales and successful new store openings combined to generate growth of 25.6 percent. In addition, the company achieved record quarterly sales to the U.S. military, up 50.5 percent from the comparable prior year period. Late in the third quarter the company achieved a new milestone in its military business as it was named one of two approved vendors for the sale of combat eyewear to the United States Army.

"In contrast, the third quarter proved challenging for our core sunglass business which experienced a 10.7 percent decline in sunglass unit volumes. A weak retail environment in Europe and the South Pacific region and a wet summer in Europe, coupled with increased competitive pressure from competing fashion brands in some markets, contributed to a substantial decline in sunglass sales. The quarter also reflected a significant decline in sunglass sales to Luxottica Group S.p.A. ("Luxottica"), parent company of Sunglass Hut, as discussed in more detail below. Importantly, on a positive note, our sunglass sales increased over the prior year in the U.S. outside of Sunglass Hut and in international markets outside of Europe and the South Pacific region, as sales of our new 2004 styles made a much bigger impact than last year's new styles.

Newcomb concluded, "Even though we expect continued near-term challenges within our core sunglass business, we believe we are poised for a strong fourth quarter, thanks to the upcoming launch of Oakley Thump(tm), the company's innovative integrated digital audio eyewear, through a select group of leading retail partners in the U.S. and key international markets. In addition, we expect our approved vendor status with the U.S. Army to generate substantial sales of the company's newly developed combat eyewear in the near future. As a result, we expect substantial earnings growth in the fourth quarter and are reiterating our full year 2004 net sales guidance of $575 to $585 million and earnings guidance of $0.60 to $0.65 per diluted share, now expecting to achieve the lower end of both of those ranges."

Third Quarter Financial Analysis

Total third quarter U.S. net sales increased 6.3 percent to $74.7 million from $70.3 million during the same period last year. U.S. net sales, excluding the company's retail store operations, totaled $55.9 million, an increase of 1.1 percent from the comparable quarter of 2003. U.S. net sales to Sunglass Hut decreased 44.4 percent to $3.5 million as compared to the same quarter last year, while net sales through other U.S. channels increased 6.9 percent, including sales from the company's Internet and associated telesales which increased 2.9 percent during the quarter. Sales of Oakley products at Sunglass Hut stores slowed during the quarter as the summer Oakley "front-door" campaign failed to generate the expected momentum. Oakley-owned retail stores generated modest positive comparable store sales for the quarter which, combined with new store openings, resulted in net sales growth of 25.6 percent to $18.8 million, representing 12.7 percent of total net sales for the quarter. At the end of the third quarter, the company operated 32 O Store(tm) locations in the U.S., including two stores opened during the quarter, and 80 Iacon sunglass specialty stores. At the end of last year's third quarter, the company operated 24 O Stores(tm) and 69 Iacon locations.

Third quarter international net sales decreased 1.7 percent, to $73.4 million, compared with $74.7 million in last year's comparable period, including a benefit of 6.2 percentage points from a weaker U.S. dollar. The European region experienced a single digit sales decline and the South Pacific region posted a significant sales decline. These declines were partially offset by double-digit sales increases in Japan, the Middle East and South Africa, combined with single-digit increases in Canada and Latin America. In Japan, the company's new eyewear styles, combined with exceptional weather, contributed to strong sales momentum over the summer.

Worldwide sunglass gross sales decreased 9.0 percent in the third quarter, to $70.7 million from $77.7 million in last year's third quarter. Sunglass unit shipments decreased 10.7 percent, offset partially by a 1.9 percent increase in average selling prices. Increased average selling prices reflected the favorable effect on international sales of a weak U.S. dollar, increased contribution from Oakley's retail store operations and a higher sales contribution from polarized styles that carry higher price points. These favorable factors were partially offset by a lower contribution from international sales that typically carry higher average selling prices. Poor results across Europe contributed to the lower-than-expected unit volumes. Global net sales in the third quarter to the retail division of Luxottica were $5.3 million.

Third quarter gross sales of the company's newer categories improved by 7.1 percent to a third quarter record $54.2 million, led by strong fall launches of apparel and accessory products, increased sales of prescription eyewear lines and modest growth in watch sales. The company achieved strong apparel sales growth in the quarter despite production delays on some outerwear products that is expected to shift deliveries into the fourth quarter from the third quarter. These increases were largely offset by reduced sales of the company's footwear products, which met the company's downward revised expectations for the quarter. Combined sales from the newer categories accounted for 35.2 percent of third quarter gross sales compared with 32.6 percent in the third quarter of last year.

Third quarter gross margins were 56.8 percent compared with 56.9 percent in last year's comparable period. Third quarter operating expenses totaled $66.7 million, up 8.7 percent from last year's third quarter, and represented 45.0 percent of net sales, compared with 42.3 percent of net sales in last year's comparable quarter. The increase in spending was impacted by higher foreign operating expenses, higher design expenses including additional development costs for Oakley Thump(tm), and increased retail store operating expenses. The tax rate for the quarter was 34.0 percent compared with 35.0 percent in last year's third quarter.

The company's order backlog as of September 30, 2004 was $83.6 million, up a strong 49.0 percent compared with $56.1 million at the same time last year. The backlog reflects significant initial orders for Oakley Thump(tm), an increase in eyewear backlog largely due to a one month shift, from October in 2003 to September in 2004, in the timing of receipt of large holiday orders from Sunglass Hut, and increased orders for goggles and apparel. These increases are partially offset by a significant decline in footwear orders. On a global basis, preliminary prebook orders show a substantial increase for the company's spring 2005 apparel and accessory line and a significant decline for spring 2005 footwear.

The company's consolidated inventory totaled $115.6 million at September 30, 2004, compared with $109.5 million at June 30, 2004 and $104.5 million at September 30, 2003. Accounts receivable, less allowances, totaled $93.0 million at September 30, 2004, compared with $90.8 million at June 30, 2004 and $96.4 million at September 30, 2003. Accounts receivable days sales outstanding (DSO) improved to 58 at September 30, 2004, compared with 61 at September 30, 2003.

Preliminary Fiscal 2005 Guidance

Uncertainty surrounding the sustainability of the current economic recovery and its impact on the retail environment in Oakley's key global markets continues to provide a difficult backdrop against which to forecast financial results. In addition, the company cannot predict with accuracy how soon or to what degree its efforts to restore growth in its core sunglass business will be successful. Because the company's sunglass sales rely heavily on "at-once" orders from retailers to replenish inventory sold to consumers, an inconsistent retail environment complicates management's attempts to predict future sales trends.

With this in mind, the company's preliminary guidance for 2005 anticipates full-year net sales growth in the range of 10 to 15 percent. This guidance assumes a low-single digit increase in sunglass sales, combined with an approximately 25 percent increase in the company's newer category gross sales, including the company's new electronics product category and incremental sales to the U.S. military under the company's new approved vendor status. The guidance also reflects management's current plans to continue the expansion of Oakley-owned retail locations with 10 to 15 additional O Store(r) locations planned in 2005 and a similar number of planned additional Iacon locations. Earnings per share are expected to grow a comparable 10 to 15 percent in 2005, based on improving gross margins, offset by increased operating expenses.

Stock Repurchase Program and Declaration of Annual Dividend

On September 10, 2002, the company's Board of Directors authorized the repurchase of up to $20 million of the company's stock, to occur from time to time as market conditions warrant. Since then, the company has repurchased 1,344,900 shares for $14.5 million at an average share price of $10.79. During the third quarter of 2004, the company repurchased 368,800 shares for approximately $3.9 million at an average share price of $10.56. The company intends to continue to make repurchases under the share repurchase program as market conditions warrant.

On October 1, 2004, the company announced that its Board of Directors had declared the company's regular annual cash dividend of $0.15 per share, an increase of $0.01 per share over the company's initial dividend of $0.14 per share declared last year. The dividend will be payable October 29, 2004, to shareholders of record at the close of business on October 15, 2004.

Non-GAAP Financial Measures

This release makes reference to gross sales and components thereof, each of which may be a non-GAAP financial measure. The company believes that use of these financial measures allows management and investors to evaluate and compare the Company's operating results in a more meaningful and consistent manner. A reconciliation of these measures is included in the accompanying financial schedules.

About Oakley, Inc.

Oakley: a world brand, driven to ignite the imagination through the fusion of art and science. Building on its legacy of innovative, market-leading, premium sunglasses, the company also offers an expanding line of premium performance footwear, apparel, accessories, watches and prescription eyewear to consumers in more than 100 countries. Trailing-12-month revenues through September 30, 2004 totaled $548.9 million and generated net income of $34.8 million. Oakley, Inc. press releases, SEC filings and the company's Annual Report are available at no charge through the company's Web site at www.oakley.com.

Safe Harbor Disclaimer

This press release contains certain statements of a forward-looking nature. Such statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including but not limited to growth and strategies, future operating and financial results, financial expectations and current business indicators are based upon current information and expectations and are subject to change based on factors beyond the control of the company. Forward-looking statements typically are identified by the use of terms such as "may," "will," "should," "might," "believe," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including, but not limited to: risks related to the successful launch and sale of Oakley Thump(tm); the company's ability to maintain approved vendor status with the U.S. Army; the company's ability to manage rapid growth; risks related to the limited visibility of future sunglass orders associated with the company's "at once" production and fulfillment business model; the ability to identify qualified manufacturing partners; the ability to coordinate product development and production processes with those partners; the ability of those manufacturing partners and the company's internal production operations to increase production volumes on raw materials and finished goods in a timely fashion in response to increasing demand and enable the company to achieve timely delivery of finished goods to its retail customers; the ability to provide adequate fixturing to existing and future retail customers to meet anticipated needs and schedules; the dependence on eyewear sales to Luxottica Group S.p.A., which, as a major competitor, could materially alter or terminate its relationship with the company; the company's ability to expand distribution channels and its own retail operations in a timely manner; unanticipated changes in general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by retailers; a weakening of economic conditions could continue to reduce or further reduce demand for products sold by the company and could adversely affect profitability, especially of the company's retail operations; further terrorist acts, or the threat thereof, could continue to adversely affect consumer confidence and spending, could interrupt production and distribution of product and raw materials and could, as a result, adversely affect the company's operations and financial performance; the ability of the company to integrate acquisitions and licensing arrangements without adversely affecting operations; the ability to continue to develop and produce innovative new products and introduce them in a timely manner; the acceptance in the marketplace of the company's new products and changes in consumer preferences; reductions in sales of products, either as the result of economic or other conditions or reduced consumer acceptance of a product, could result in a buildup of inventory; the ability to source raw materials and finished products at favorable prices to the company; the potential impact of periodic power crises on the company's operations including temporary blackouts at the company's facilities; foreign currency exchange rate fluctuations; earthquakes or other natural disasters concentrated in Southern California where a significant portion of the company's operations are based; the company's ability to identify and execute successfully cost control initiatives; and other risks outlined in the company's SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2003 and other filings made periodically by the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update this forward-looking information. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

                             OAKLEY, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
            (in thousands except per share data, unaudited)

                              Three Months Ended    Nine Months Ended
                                September 30,         September 30,
                             -------------------   -------------------
                               2004       2003       2004       2003
                             --------   --------   --------   --------
 Net sales                   $148,170   $144,963   $427,306   $399,994
 Cost of goods sold            64,011     62,471    184,684    170,117
                             --------   --------   --------   --------
  Gross profit                 84,159     82,492    242,622    229,877

 Operating expenses:
  Research and development      4,247      3,643     11,816     10,733
  Selling                      41,160     38,039    118,123    106,890
  Shipping and warehousing      5,056      4,855     15,855     14,006
  General and administrative   16,222     14,827     48,170     43,364
                             --------   --------   --------   --------
    Total operating expenses   66,685     61,364    193,964    174,993

                             --------   --------   --------   --------
 Operating income              17,474     21,128     48,658     54,884

 Interest expense, net            242        334        841      1,106
                             --------   --------   --------   --------
 Income before provision for
  income taxes                 17,232     20,794     47,817     53,778
 Provision for income taxes     5,859      7,278     16,258     18,822
                             --------   --------   --------   --------
 Net income                  $ 11,373   $ 13,516   $ 31,559   $ 34,956
                             ========   ========   ========   ========

 Basic net income per share  $   0.17   $   0.20   $   0.46   $   0.51
 Basic weighted average
  shares                       68,184     67,929     68,232     68,030

 Diluted net income per share$   0.17   $   0.20   $   0.46   $   0.51
 Diluted weighted average
  shares                       68,558     68,331     68,912     68,252

 Reconciliation of Non-GAAP financial measures to
 equivalent GAAP measures:

                          Three Months Ended     Nine Months Ended
                             September 30,          September 30,
                         --------------------   --------------------
                            2004       2003        2004      2003
                         ---------  ---------   ---------  ---------
                              (dollars in thousands, unaudited)

 Gross sales             $ 153,949  $ 155,306   $ 453,828  $ 431,005
 Discounts and returns       5,779     10,343      26,522     31,011
                         ---------  ---------   ---------  ---------
 Net sales               $ 148,170  $ 144,963   $ 427,306  $ 399,994
                         =========  =========   =========  =========

                          Three Months Ended     Nine Months Ended
                            September 30,          September 30,
                         --------------------   --------------------
                            2004       2003       2004       2003
                         ---------  ---------   ---------  ---------
 Other Operating Data:        (dollars in thousands, unaudited)

 Sunglasses:
  Units                    898,148  1,005,499   3,232,638  3,364,541
  Gross sales            $  70,739  $  77,714   $ 244,924  $ 246,955

 Net sales:
  Domestic               $  74,722  $  70,306   $ 218,187  $ 202,786
  International          $  73,448  $  74,657   $ 209,119  $ 197,208

 Backlog                                        $  83,606  $  56,061

                            September 30, December 31,  September 30,
                                2004          2003          2003
                              --------      --------      --------
 Selected Balance
   Sheet Data:                (unaudited)                (unaudited)
                                     (dollars in thousands)
 Cash and cash equivalents    $ 50,943      $ 49,211      $ 22,380
 Accounts receivable less
  allowance for doubtful
  accounts                      93,041        77,989        96,441
 Inventories                   115,582        98,691       104,456
 Accounts payable, accrued
  liabilities and income
  tax payable                   67,887        76,696        76,336
 Dividend payable               10,208         9,510
 Total debt                     30,829        28,700        26,648

CONTACT:
Editorial contacts:
Gar Jackson                   Ron Parham
Oakley, Inc.                  PondelWilkinson Parham
Director Investor Relations   Investor Relations
949/672-6985                  503/924-1186
gjackson@oakley.com           rparham@pondel.com